Exhibit 99.1

Elys Game Technology Achieves 39% Revenue Growth and Reports Record Revenue of $14.2 Million for the First Quarter of 2020

Web-based gaming turnover increases 150% versus the same period last year

Reports cash and cash equivalents of $21.5 million and no long-term debt as of March 31, 2021

NEW YORK, May 13, 2021 – Elys Game Technology, Corp. (“Elys” or the “Company”) (Nasdaq:ELYS), an interactive gaming and sports betting technology company, today provided a business update and reported financial results for the first quarter ended March 31, 2021. The complete financial results are available in the Company’s Form 10-Q, as filed with the Securities and Exchange Commission on May 13, 2021, which is available at www.sec.gov.

Matteo Monteverdi, CEO of Elys Game Technology, Corp., commented “As illustrated by record revenue of $14.2 million for the first quarter of 2021, a 39% increase in revenue over the same period last year and on a combined record quarterly wager turnover of approximately $243 million in Q1 2021, the disciplined growth strategy we previously set out has been executed extremely well. Our web-based gaming turnover increased by an impressive 150% over the same period last year and we continue to generate strong cash flow from operations. Our management team is working to further capitalize on the success of our operations in Italy by focusing product distribution under our strong Multigioco brand.”

Mark Korb, CFO of Elys Game Technology, Corp. commented, “We have made significant investments to support our U.S. expansion. These investments have resulted in short-term, non-recurring expenses as we address key regulatory and policy requirements that have impacted our bottom line resulting in a net loss of $0.6 million for the first quarter of 2021, compared to a net income of $0.2 million for same prior year period. Net loss in the first quarter of 2021 also included approximately $0.4 million of stock-based compensation and $0.25 million of expenses related to our expansion into US markets. We continue to maintain a disciplined spending approach by allocating discretionary cash towards future business opportunities. However, we believe that we are building a highly scalable business model, with the potential to generate very significant incremental margins, cash flow and profitability. We also generated over $3.9 million of proceeds from the exercise of warrants during the first quarter of 2021. As a result, we both streamlined our capital structure and now have over $21.5 million of cash and cash equivalents as of March 31, 2021 with no long-term debt.”

Michele (Mike) Ciavarella, Executive Chairman of Elys Game Technology, Corp., added, “We are more encouraged than ever by the outlook for the business both in Europe and as we plan our expansion into North America, especially as and when the pandemic begins to wane and land-based operations resume. Given the successful track record in Italy, we believe that we are ideally positioned to become a competitive player as regulations evolve, opening up new markets across North America and Europe.

Our balance sheet is now stronger than at any time in our history and we believe we intend to continue to execute on our growth strategy and vision of building a premier, end-to-end sports betting solution.”

About Elys Game Technology, Corp.

Elys Game Technology, Corp., is a B2B global gaming technology company operating in multiple countries worldwide, with B2C online and land-based gaming operations in Italy. In Italy, Elys offers its clients a full suite of leisure gaming products and services, such as sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games and slots.

The Company’s innovative wagering solution services online operators, casinos, retail betting establishments and franchise distribution networks. Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS_gaming.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding building a highly scalable business model, with the potential to generate very significant incremental margins, cash flow and profitability, expanding into North America, becoming a competitive player as regulations evolve opening up new markets across North America and Europe and continuing to execute on the Company’s growth strategy and vision of building a premier, end-to-end sports betting solution. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to generate very significant incremental margins, cash flow and profitability, the Company’s ability to open up new markets and expand into North America and Europe as regulations evolve, the Company’s ability to execute on its Company’s growth strategy and vision, the duration and scope of the COVID-19 outbreak worldwide, including the impact to state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Crescendo Communications, LLC

David Waldman

Tel: (212) 671-1020

Email: elys@crescendo-ir.com